SUBLICENSE

This Sublicense Agreement (this “Sublicense”) is made effective as of [            ], 2018 (the “Effective Date”) by and between DoubleLine Alternatives LP, a limited partnership formed under the laws of the State of Delaware, with offices at 505 N. Brand Boulevard, Suite 860, Glendale, CA 91203 (“DLA”); and DoubleLine Funds Trust, a Delaware statutory trust, on behalf of its series, DoubleLine Colony Real Estate and Income Fund (“Sublicensee”), having its principal place of business at 333 South Grand Avenue, 18th Floor, Los Angeles, CA 90071. DLA and Sublicensee are the Parties to this Sublicense and each is a Party.

WHEREAS, DLA has entered into certain agreements with Barclays Bank PLC (“Barclays”) including each and all of the following, as may be amended from time to time: (i) the Index License Terms and Conditions (the “Index Agreement”); and (ii) an Approved Product Addendum (the “APA”) to the Index Agreement(together, the “Related Agreements”).

WHEREAS, all capitalized terms not otherwise defined in this Sublicense shall have the respective meanings set forth in the applicable Related Agreement;

WHEREAS, DLA wishes to sublicense to Sublicensee the right and license to use the Indices, Index Data and Marks and other information on the terms and subject to the conditions set out in this Sublicense; and

WHEREAS, the Sublicensee wishes to receive such sublicense on the terms and subject to the conditions set out in this Sublicense;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

1.

Sublicense. DLA hereby sublicenses to Sublicensee the non-exclusive right and license to access and use the Indices, Index Data, Marks and information licensed under the Related Agreements. Sublicensee acknowledges and agrees that this Sublicense is directly enforceable by Barclays against it in respect of its use of the Indices, Index Data, Marks or information licensed under the Related Agreements in the same manner as if it were Licensee/Subscriber under the applicable Related Agreements. Sublicensee also acknowledges and agrees that it shall have no direct recourse against Barclays to enforce any of its rights hereunder as Sublicensee, unless DLA has been dissolved, has become insolvent or is otherwise disabled from bringing action against Barclays for the benefit of Sublicensee hereunder for reasons beyond DLA’s reasonable control and Barclays is in material default under the Related Agreements. Subject to the foregoing sentence, Sublicensee shall have the same rights as DLA may have under the Related Agreements. In no event shall Sublicensee’s rights under this Sublicense be greater in any respect than DLA’s rights under the Related Agreements. Sublicensee hereby accepts the foregoing sublicense and agrees at all times to comply with all terms and conditions of the Related Agreements in respect of its use of the Indices, Index Data, Marks or information licensed under the Related Agreements (including, inter alia, restrictions on the use of Mark and compliance with quality provisions) as if Sublicensee was the Licensee/Subscriber thereunder (except with respect to the payment of fees thereunder).

2.

Term. The term of this Sublicense shall be coterminous with the term of the Related Agreements. In addition, DLA may terminate in whole or in relevant part the sublicense granted in Section 1 above upon written notice to Sublicensee in the event (i) DLA is required to do so under any of the Related Agreements, (ii) Barclays suspends the provision of any relevant Index, (iii) Sublicensee (a) materially breaches any term of this Sublicense or a Related Agreement and, (b) unless a cure period is not permitted under the applicable Related Agreement for such breach, does not remedy such breach within thirty (30) Business Days (or, if the applicable Related Agreement specifies a different cure period in respect of the breach in question, the cure period specified in such Related Agreement), or (iv) DLA ceases to be the investment manager to Sublicensee. Otherwise, DLA shall not terminate this License and shall not terminate its rights to receive any Approved Product Addendum, Index, Index Data, Marks and information licensed under the Related Agreements that is used by Sublicensee without Sublicensee’s written consent, and shall continue to perform its obligations under the Related Agreements and this Sublicense.

3.

Fees. As payment in full under this Sublicense, Sublicensee shall pay directly to Barclays any amounts due to Barclays under the Related Agreements and attributable to Sublicensee. Sublicensee will pay a pro rata share of all amounts due to Barclays under the Related Agreements based on Sublicensee’s share of the AUM of the Approved Products to which such amounts are attributable; provided, that such amounts shall not include any penalty or other similar amount to the extent due to the fault or misfeasance of DLA or any of its affiliates or clients other than Sublicensee.

It is the intention of the Parties that the payment obligations of Sublicensee under this Sublicense shall be in the nature of “pass-through” payments, and that Sublicensee shall only be required to pay to Barclays such amounts as DLA is required to pay to Barclays under the Related Agreements in respect of the use made by Sublicensee of the Indices, Index Data, Marks and/or information licensed under the Related Agreements; that DLA will not make any profit, “spread,” or similar amount on payments made by Sublicensee hereunder; and that payments made by Sublicensee hereunder shall not directly or indirectly subsidize or finance the use or sublicense by any other client of DLA or any other person of the Indices, Index Data, Marks and/or information licensed under the Related Agreements. Without limiting the generality of the foregoing, DLA agrees that it will not sublicense or otherwise make available to any other person the Indices, Index Data, Marks and/or information licensed under the Related Agreements on more favorable economic terms in the aggregate to such other person than the terms in this Sublicense. This Sublicense shall be interpreted in light of, and to give effect to, the intention of the Parties expressed in this paragraph.

4.

Notices. DLA shall keep Sublicensee fully informed regarding the state of DLA’s relationship with Barclays. Should Barclays provide to DLA any notice, demand, or other material communication that relates directly or indirectly to Sublicensee (including, but not limited to, all notices related to any Indices, Index Data, Marks and information licensed under the Related Agreements), DLA shall promptly notify Sublicensee and forward to Sublicensee copies of any such notices, demands, or communications as soon as practicable, and in any case within two (2) Business days of receipt provided that DLA shall not be deemed to be in breach of this provision for any inadvertent failure to provide such notices where the delay does not harm or prejudice Sublicensee. DLA shall provide Sublicensee a reasonable opportunity to provide input on any responses sent to Barclays and to assist in any remediation efforts. Sublicensee shall not respond or correspond directly with Barclays in connection with any such notices, demands or communications; it being agreed that DLA shall have primary control over such notices, demands and communications; provided, however, that Sublicensee shall not be prevented from doing so when DLA fails to timely respond, DLA is the subject of pending bankruptcy or insolvency proceedings, or DLA is otherwise unable to reasonably respond or remediate.

5.

Cure. Should DLA receive any notice from Barclays or otherwise learn that it is in breach, in whole or in part, of any of the Related Agreements or should DLA otherwise learn of any material impediment to its performance in all material respects under this Sublicense or any Related Agreement, DLA shall provide prompt notification of the matter to Sublicensee provided that DLA shall not be deemed to be in breach of this provision for any inadvertent failure to provide such notices where the delay does not harm or prejudice Sublicensee. Similarly, should Sublicensee receive any notice from Barclays or otherwise learn that it is in breach, in whole or in part, of any of this Sublicense or any of the Related Agreements or should Sublicensee otherwise learn of any material impediment to its performance in all material respects under this Sublicense or any Related Agreement, Sublicensee shall provide prompt written notification of the matter to DLA. Sublicensee and DLA, as applicable, shall use their respective commercially reasonable efforts to cure and mitigate any such breaches and shall use commercially reasonable efforts to constructively work with Barclays to address any remaining open items or disputed matter. Out-of-pocket cure costs will be borne by the Party at fault for such breaches. In addition, Sublicensee shall have the right to take steps on its own to mitigate any such breaches during and after any relevant cure period, provided that DLA failed to timely effect such cure or mitigation, DLA is the subject of pending bankruptcy or insolvency proceedings, or DLA is otherwise unable to reasonably effect such cure or mitigation.

6.

Direct Action. Sublicensee shall have a right of direct action against DLA for any breaches by DLA of the Related Agreements and any waivers or failures by DLA to fully exploit and preserve its rights under the Related Agreements. (For clarity, nothing in this Section 6 is intended to limit any provision of Section 1 of this Sublicense.). Before bringing action, Sublicensee must provide any required notices to DLA provided within the Related Agreements and wait until the end of any applicable cure period provided within the Related Agreements.

7.	Warranties. Each Party represents and warrants to the other that:

a.

it is duly incorporated, formed or organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization and has the capacity and authority to enter into, deliver and perform this Sublicense;

b.

this Sublicense is executed by a duly authorised representative of that Party and each is a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles);

c.	the entry into and performance under this Sublicense does not and will not conflict with any existing or future obligations of that Party; and

d.	it shall comply with all laws and regulations applicable to the performance of its obligations under this Sublicense.

DLA represents and warrants that it has sufficient contractual rights to grant the licenses granted in Section 1 of this Sublicense.

Sublicensee represents that it has had an opportunity to review and retain copies of the executed versions of the Related Agreements and Sublicensee fully understands its obligations under this Sublicense (and the terms and conditions set forth in the Related Agreements).

8.

Indemnity. Each Party shall fully indemnify, defend and hold harmless the other Party from and against all Losses which the Party seeking indemnification may suffer or incur arising from or related to the other Party’s breach of any or all of its representations, warranties, covenants and obligations under this Sublicense, except to the extent caused directly or indirectly by the Party seeking indemnification’s willful misconduct, gross negligence or fraud. Without limitation of, and subject to, the foregoing, should DLA be liable for a claim by Barclays or any other person or entity under or relating to any of the Related Agreements to the extent relating to the acts or omissions of Sublicensee, Sublicense shall reimburse such costs to DLA (including, without limitation, reasonable attorneys’ fees). Should DLA be liable for a claim by Barclays or a third party under the Related Agreements on a basis not relating to the acts or omissions of Sublicensee, Sublicensee shall have no liability to DLA or Barclays or any other person in respect of such claim. Should DLA be liable for a claim by Barclays or any other person or entity under or relating to any of the Related Agreements on a basis relating to the acts or omissions of Sublicensee and other sublicensees, other clients of DLA, or other persons, Sublicensee’s liability shall not exceed its pro rata share of the amount payable by DLA in respect of such claim based on the relative amounts of AUM of Sublicensee and such other sublicensees, clients, or other persons; provided, however, that in no case will Sublicensee have any liability or obligation to make any payment to DLA or Barclays or a third party not relating to the acts or omissions of Sublicensee.

9.	Limitation of and Apportionment of Liability.

A.	NOTHING IN THIS SUBLICENSE EXCLUDES OR IN ANY WAY LIMITS:

I.	EITHER PARTY’S LIABILITY FOR FRAUD, WILFUL DEFAULT OR GROSS NEGLIGENCE;

II.	EITHER PARTY’S LIABILITY TO THE EXTENT THE SAME MAY NOT BE EXCLUDED OR LIMITED AS A MATTER OF LAW.

B.

OTHER THAN AS STATED IN SECTION 9.A, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER OR IN CONNECTION WITH THE TERMS OF THIS SUBLICENSE FOR ANY AND ALL OF THE FOLLOWING, WHETHER OR NOT SUCH LOSS OR DAMAGE WAS FORESEEABLE OR IN THE CONTEMPLATION OF THE PARTIES TO THIS SUBLICENSE AND WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), BREACH OF STATUTORY DUTY OR OTHERWISE:

I.	LOSS OF OPPORTUNITIES; LOSS OF INCOME; LOSS OF ACTUAL OR ANTICIPATED PROFITS; LOSS OF BUSINESS; LOSS OF CONTRACTS; LOSS OF GOODWILL OR REPUTATION; LOSS OF ANTICIPATED SAVINGS;

II.	ERRORS, OMISSIONS OR MALFUNCTIONS IN THE SERVICES, PRODUCTS OR DATA; THE ACCURACY, COMPLETENESS OR CURRENTNESS OF THE PRODUCTS; LOSS OF, DAMAGE TO OR CORRUPTION OF DATA;

III.	INDIRECT, SPECIAL OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY KIND;

IV.	ANY LOSSES WHATSOEVER, INCLUDING THOSE LOSSES ARISING FROM RESULTS OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE DATA OR ANY SERVICE;

V.	ANY LOSSES WHATSOEVER RELATING TO BREACH BY BARCLAYS OF ITS OBLIGATIONS UNDER ANY OF THE RELATED AGREEMENTS.

C.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY DELAY OR NON-PERFORMANCE OF ITS OBLIGATIONS UNDER THIS SUBLICENSE TO THE EXTENT ARISING FROM ANY CAUSE OR CAUSES BEYOND ITS REASONABLE CONTROL INCLUDING ANY OF THE FOLLOWING: ACT OF GOD, GOVERNMENTAL ACT, WAR, FIRE, FLOOD, EXPLOSION, CIVIL COMMOTION OR INDUSTRIAL DISPUTE OF A THIRD PARTY, ARMED HOSTILITIES, ACT OF TERRORISM, REVOLUTION, BLOCKADE, EMBARGO, STRIKE, LOCK-OUT, SIT-IN, INDUSTRIAL OR TRADE DISPUTE, ADVERSE WEATHER, DISEASE, ACCIDENT TO (OR BREAKDOWN OF) PLANT OR MACHINERY, SHORTAGE OF ANY MATERIAL, LABOR, TRANSPORT, ELECTRICITY, TELECOMMUNICATIONS NETWORKS OR OTHER SUPPLY, OR REGULATORY INTERVENTION.

10.

Third Party Rights and Assignment. This Sublicense is subject to the assignment provisions of the Related Agreements and may not be assigned other than with both Parties’ and Barclays’ prior written consent; provided, however, that in no event may Sublicensee further sublicense any rights granted to it under this Sublicense. The Parties acknowledge that Sublicensee is an intended third party beneficiary under Section 25 of the Index Agreement; the acknowledgment in this sentence does not affect any limitation on Sublicensee set out in Section 1 of this Sublicense.

11.

Further Assurances. Each of the Parties agrees to cooperate and take such further actions and execute such further documents and instruments as the other may reasonably request from time to time in order for each to comply with its obligations or exercise its rights, if any, under the Related Agreements and/or to further the intent of this Sublicense. Sublicensee agrees that it shall not directly or indirectly pursue any claim against any other sublicensee of DLA in connection with the rights granted under this Sublicense.

12.	Governing Law and Jurisdiction. The Governing Law and Jurisdiction provisions of the Index Agreement shall also apply, mutatis mutandis to this Sublicense.

13.

Counterparts.    This Sublicense may be executed in in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any Party (including any duly authorized representative of a Party) may enter into this Sublicense by executing a counterpart.

14.

Confidentiality Obligations.    For the purposes of this Section14, Confidential Information means all information (whether marked “confidential” or not) disclosed by whatever means by one Party (the Disclosing Party) either directly or from any person associated with the Disclosing Party, to any other party (the Receiving Party) which concerns the business, operations or customers of the Disclosing Party or its Affiliates and includes the provisions and subject matter of this Sublicense. Each Party shall also conduct itself in a manner consistent with the confidentiality obligations contained in the Related Agreements.

(a)

Each Party shall keep, and shall ensure that each of its Affiliates shall keep, the Confidential Information confidential and not disclose it to any person, other than as permitted under this Section 14.

(b)	Section 14(a) shall not apply to the disclosure of Confidential Information if and to the extent:

i.

required by any Applicable Law of any country with jurisdiction over the affairs of the Receiving Party (including without limitation any public disclosure or filing obligation in connection with the offering of shares of the Sublicensee); or

ii.	required by the rules of any competent authority or securities exchange on which securities of the Receiving Party or any of its Affiliates are listed; or

iii.	required or requested by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body; or

iv.

that such information is (x) independently developed by the Receiving Party without use of or reference to the Confidential Information provided by the Disclosing Party or (y) otherwise provided by a third party and, to the Receiving Party’s knowledge having made reasonable enquiries, is not subject to an obligation of confidentiality; or

v.	that such information is in the public domain other than through breach of this Section 14,

provided that in the case of Sections 14(b)(i), (ii) and (iii), (a) such disclosure of Confidential Information shall be permitted only to those parties specifically required pursuant to (i), (ii) or (iii), as applicable; and (b) the Receiving Party shall to the extent reasonably practicable and permitted by such law, regulation, rules or body promptly notify in writing the Disclosing Party and co-operate, to the extent legally permitted, with the Disclosing Party regarding the timing and content of such disclosure and any action which the Disclosing Party may reasonably wish to take to challenge the validity of such requirement.

The Receiving Party may only use the Confidential Information for the purposes of this Sublicense and may provide its employees, directors, agents, sub-contractors, lenders, rating agencies and professional advisers with access to Confidential Information. The Receiving Party shall ensure that each separate recipient is bound to hold all Confidential Information in confidence to the standard required under this Sublicense. Where such recipient is not an employee, officer or director of the relevant Party (and is not under a professional duty to protect confidentiality) the Receiving Party shall ensure that the recipient shall enter into a written confidentiality undertaking with the Receiving Party on substantially equivalent terms to this Sublicense, a copy of which shall be provided to the Disclosing Party upon written request, provided that Receiving Party may redact commercially sensitive sections of such confidentiality undertaking.

This Sublicense shall be treated as Confidential Information of both Parties.

Notice is hereby given that this Sublicense is executed on behalf of each Party by an officer or trustee of Sublicensee in his or her capacity as an officer or trustee of that Party and not individually and that the obligations under or arising out of this Sublicense are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and properties of such Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Sublicense has been signed by the Parties and made effective as of the Effective Date.

For: DoubleLine Alternatives LP
by RHE Group LLC, its general partner

By:

Its:

DoubleLine Funds Trust on behalf of its DoubleLine Colony Real Estate and Income Fund series

By:

Its: